The Alkaline Water Company Appoints Ronald Davella to its Board of Directors

Mr. DaVella Brings Decades of Financial and Leadership Experience to Serve on The Board's Audit and Compensation Committees

SCOTTSDALE, Arizona, (March 21, 2023)- The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company"), the country's largest independent alkaline water company and the Clean Beverage® company, is pleased to announce the appointment of Ronald "Ron" DaVella as an independent director to its Board of Directors, effective March 17, 2023. Mr. DaVella will serve on the compensation committee and serve as Chairman of the audit committee.

Mr. DaVella is a seasoned financial expert and director, with extensive experience serving on various boards and offering financial advisory services to a wide range of industries. His background demonstrates his expertise in financial oversight, governance, and executive leadership.

"The Alkaline Water Company would like to welcome Ron DaVella to its Board of Directors," said Frank Lazaran, the Company's Chairman. "Mr. DaVella's impressive background showcases his dedication to the financial and operational success of organizations, making him an invaluable addition to the Company. His extensive financial experience combined with his familiarity with the Company make him a perfect fit and a great choice to chair our Audit Committee. On behalf of the rest of the board and Company leadership, we look forward to working with Ron in this new chapter for Alkaline88."

Mr. DaVella's distinguished career spans over four decades. After retiring as a partner from Deloitte after 34 years in July 2014, he has held an array of board positions and financial advisory roles. Since November 2014, Ron has been a key member of The Joint Corp.'s Board of Directors, simultaneously contributing to multiple other boards, including Delta Dental of AZ and Universal Health Group. He has also provided financial advisory services to NorthStar Engineering Group, Multiomics, and Industrial Succession Corp, while chairing the Strategic Advisory Board for AURA Ventures.

In addition to his board and advisory roles, Mr. DaVella has demonstrated his leadership skills in various companies, such as serving as CFO for NanoFlex Power Corp. and owning Katherine's Lashes, LLC, an Amazing Lash Studios franchisee. Furthermore, he played an instrumental role as Executive VP of Finance for The Alkaline Water Company between May 1, 2019 and January 1, 2020.

"I am thrilled to rejoin The Alkaline Water Company and play an active role in its ongoing growth and success," stated Mr. DaVella. "I look forward to leveraging my expertise and passion to help the company reach new heights and create lasting value for all stakeholders."

About The Alkaline Water Company:

The Alkaline Water Company is the Clean Beverage® company making a difference in the water you drink and the world we share.

Founded in 2012, The Alkaline Water Company (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label "Clean Beverage." In 2021, The Alkaline Water Company was pleased to welcome Shaquille O'Neal to its board of advisors and to serve as the celebrity brand ambassador for Alkaline88®.

To purchase The Alkaline Water Company's products online, visit us at www.alkaline88.com.

To learn more about The Alkaline Water Company, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements include, among other things, that Mr. DaVella will play an active role in the Company's ongoing growth and success; and that Mr. DaVella will help the Company reach new heights and create lasting value for all stakeholders. The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations, and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Jeff Wright
Director of Investor Relations
866-242-0240
investors@thealkalinewaterco.com